January 25, 1998                                                     EXHIBIT 5

The York Group, Inc.
Suite 200
8554 Katy Freeway
Houston, Texas  77024

Ladies and Gentlemen:

We have acted as counsel to The York Group, Inc., a Texas corporation (the "COMPANY") in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended, of the offering and sale to certain employees of the Company of up to 400,000 additional shares of the Company's Common Stock, $.01 par value (the "COMMON STOCK"), which may be issued in connection with the exercise of certain rights (the "Options") granted under the Company's 1996 Employee Stock Option Plan (the "PLAN").

In such capacity we have examined the corporate documents of the Company, including its Certificate of Incorporation, as amended, its By-laws, as amended, and resolutions adopted by its board of directors and committees thereof. We have also examined the Registration Statement, together with the exhibits thereto, and such other documents which we have deemed necessary for the purposes of expressing the opinion contained herein. We have relied upon representations made by and certificates of officers of the Company and public officials with respect to certain facts material to this opinion. We have made no independent investigation regarding such representations and certificates.

Based upon the foregoing, we are of the opinion that when the Options have been duly exercised in accordance with their respective terms, the Common Stock issued thereupon will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Very truly yours,

/s/ LOCKE LIDDELL & SAPP LLP